Exhibit 99.2

SECURED PROMISSORY NOTE

July 26, 2007

FOR VALUE RECEIVED, Cantor Fitzgerald, L.P. (the “Maker”) hereby promises to pay to the order of eSpeed, Inc. (the “Holder”), having an address at 110 East 59th Street, New York, NY 10022, or its successors or assigns, the principal sum of up to $100,000,000, or so much of such sum as has been advanced and is outstanding from time to time. The indebtedness outstanding hereunder from time to time shall bear interest on the unpaid principal balance of this Note at a variable rate equal to the Cantor Fitzgerald & Co. rate for equity repurchase agreements, as determined on a daily basis plus 0.25% (the “Applicable Rate”), payable daily in arrears in immediately available funds beginning on the first day in which any principal amount is outstanding hereunder and on each day thereafter until the principal balance hereunder is paid in full (each such date a “Payment Date”). All payments shall be made in immediately available funds. This Note shall be payable on demand of the Holder.

In the event that all principal and accrued but unpaid interest due under this Note is not paid in full upon each such Payment Date, the Maker promises to pay interest on the sum of the unpaid principal balance of this Note plus all interest accrued but unpaid as of the Payment Date, at a rate of 1% per annum in excess of the Applicable Rate (computed on the basis of the actual number of days elapsed in a 360-day year), such interest to accrue from the Payment Date, until the payment of all such amounts has been made. Such additional interest will be payable on demand of the Holder.

In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the Holder as a payment of principal. Any payments of principal and/or interest shall be made in such currency of the United States at the time of payment as shall be legal tender for the payment of public and private debts.

As security for the payment of the principal balance and interest hereunder, Maker agrees to execute a Pledge Agreement evidencing the pledge to Holder of all its interest in the collateral set forth under the Pledge Agreement dated July 26, 2007 (the “Collateral”). Upon the occurrence of an event of default hereunder, Holder shall give notice to Maker of its intent to exercise its right to the Collateral pursuant to this provision. Any and all proceeds received by Holder by reason of this paragraph shall be applied as follows: (a) first to the payment to Holder of all legal fees and other costs and expenses incurred by Holder in connection with effecting such realization of proceeds; (b) second, to the payment and satisfaction in full of all obligations of Maker under this Note; and (c) third, to the payment to Maker or its heirs, executors, personal representatives, successors, or assigns, or as a court of competent jurisdiction may direct, of any surplus remaining from such proceeds. If the proceeds received by Holder are less than the obligations of Maker under this Note plus the amount of the costs and expenses incurred by Holder, Maker shall remain liable to Holder for the deficiency.

All payments by the Maker under this Note shall be made without set-off, defense or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

The Maker agrees that: (i) upon the failure to pay when due the principal balance and accrued interest hereunder; (ii) if the Maker (1) commences any voluntary proceeding under any provision of Title 11 of the United States Code, as now or hereafter amended, or commences any other proceeding, under any law, now or hereafter in force, relating to bankruptcy, insolvency, reorganization, liquidation, or otherwise to the relief of debtors or the readjustment of indebtedness, (2) makes any assignment for the benefit of creditors or a composition or similar arrangement with such creditors, or (3) appoints a receiver, trustee or similar judicial officer or agent to take charge of or liquidate any of its property or assets; or (iii) upon the commencement against the Maker of any involuntary proceeding of the kind described in clause (ii) above (clauses (i), (ii) and (iii) each, an “Event of Default”), all unpaid principal and accrued but unpaid interest under this Note shall become immediately due and payable without presentment, demand, protest or notice of any kind.

This Note may be prepaid in whole or in part at any time and from time to time without penalty or premium.

None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed by the Holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

The Holder shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Note to an affiliate of the Holder.

The Maker agrees to pay to the holder hereof all expenses incurred by such holder, including reasonable attorneys’ fees, in enforcing and collecting this Note.

The Maker hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

This Note shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and performed entirely in such State, without regard to conflict of laws principles thereof, and shall be binding upon the successors and assigns of the Maker and shall inure to the benefit of the successors and assigns of the Holder.

MAKER:		HOLDER:
CANTOR FITZGERALD, L.P.		ESPEED, INC.

By:	/s/ Douglas R. Barnard	By:	/s/ Howard W. Lutnick
Name:	Douglas R. Barnard	Name:	Howard W. Lutnick
Title:	Chief Financial Officer	Title:	Chairman, President and Chief Executive Officer

[Signature page to promissory note, dated as of July 26, 2007, by CFLP in favor of eSpeed, Inc.]